Subsidiaries of GrafTech International Ltd. as of February 28, 2008 (b)

Exhibit 21.1.0

Name of Subsidiary	Jurisdiction of Incorporation	Ownership by GrafTech International Ltd.
GrafTech Finance Inc.	Delaware	100%
GrafTech Global Enterprises Inc.	Delaware	100%
Name of Subsidiary	Jurisdiction of Incorporation	Ownership by GrafTech Global Enterprises Inc.
GrafTech International Holdings Inc.	Delaware	100%
Name of Subsidiary	Jurisdiction of Incorporation	Ownership by GrafTech International Holdings Inc.
UCAR Inc.	Canada	100%
GrafTech International Trading Inc.	Delaware	100%
GrafTech Switzerland S.A.	Switzerland	100%
UCAR Holdings GmbH in Liqu	Austria	66.67%(a)(c)
GrafTech Technology LLC	Delaware	100%
GrafTech NY Inc.	New York	100%
Graphite Electrode Network LLC	Delaware	100%
Name of Subsidiary	Jurisdiction of Incorporation	Ownership by GrafTech Switzerland S.A.
UCAR Limited	United Kingdom	100%
Graftech Iberica S.L.	Spain	99.9%(d)
GrafTech Mexico S.A. de C.V.	Mexico	99.92%(e)
GrafTech S.p.A.	Italy	100%
UCAR Carbon S.A.	Brazil	100%
UCAR Holding GmbH in Liqu	Austria	33.33%(a)(c)
UCAR Holdings S.A.S.	France	100%
UCAR South Africa (Pty.) Ltd.	South Africa	100%
UCAR Grafit LLC (OOO)	Russia	100%(g)
Name of Subsidiary	Jurisdiction of Incorporation	Ownership by UCAR Holdings S.A.S.
UCAR SNC	France	100%(f)
Name of Subsidiary	Jurisdiction of Incorporation	Ownership by UCAR Carbon S.A.
UCAR Produtos de Carbono S.A.	Brazil	100%

(a)	In process of dissolution
(b)	Directors Qualifying Shares of subsidiaries are deemed to be owned by their immediate parent entity.
(c)	66.67% owned by GrafTech International Holdings Inc. and 33.33% owned by GrafTech Switzerland S.A.
(d)	0.01% held by GrafTech International Holdings Inc.
(e)	0.05% owned by GrafTech International Holdings Inc., 1 share owned by a director of GrafTech Mexico S.A. de C.V., in trust for GrafTech Switzerland S.A. and 99.92% owned by GrafTech Switzerland S.A.
(f)	One share held by GrafTech Switzerland S.A.
(g)	0.10% owned by UCAR Limited

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